UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 27, 2017

JAKKS PACIFIC, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-28104	95-4527222
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

2951 28th Street, Santa Monica, California	90405
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (424) 268-9444

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02.	Unregistered Sales of Equity Securities.

Pursuant to the terms of a previously reported Equity Purchase Agreement (the “Purchase Agreement”), on April 27, 2017 we consummated the sale of 3,660,891 shares of our common stock to Hong Kong Meisheng Cultural Company Limited, a Hong Kong corporation (“Meisheng”), for an aggregate price of $19,311,200, or $5.275 per share. The sale was an exempt private placement to one accredited investor, without any advertising, pursuant to Rule 506 of Regulation D as promulgated under the Securities Act of 1933. As a result of the sale, Meisheng owns a total of 5,239,538 shares of our common stock, which is approximately 19.5% of our issued and outstanding shares of common stock.

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

On April 27, 2017, pursuant to the terms of the Purchase Agreement, Xiaoqiang Zhao became a member of our board of directors. Mr. Zhao is Executive Director of Meisheng, the entity that purchased our common stock, and Chairman of the Board of Directors and a Director of its parent company Meisheng Cultural & Creative Co. Ltd. We have previously entered into two joint ventures with Meisheng. One joint venture was formed for the purpose of distributing certain licensed and non-licensed toys and consumer products to agreed-upon territories of the People’s Republic of China. That joint venture operates a subsidiary in the Shanghai Free Trade Zone that sells, distributes and markets these products, which include dolls, plush, role play products, action figures, costumes, seasonal items, technology and app-enhanced toys, based on top entertainment licenses and our own proprietary brands. The other joint venture was formed to develop animation content for use in toys and other consumer products developed by us and Meisheng. We consolidate the joint venture companies’ results with our financial statements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JAKKS PACIFIC, INC.

Dated: May 2, 2017
	By:	/s/ JOEL M. BENNETT
Joel M. Bennett, CFO